Exhibit 99.1
Remarks by Howard Willard, Altria Group, Inc.’s (Altria) Chairman and Chief Executive Officer and Billy Gifford, Altria’s Vice Chairman and Chief Financial Officer
2020 Consumer Analyst Group of New York (CAGNY) Conference
Boca Raton, Florida
February 19, 2020
Remarks by Howard Willard
Thanks, Janet. Good afternoon everyone and thank you for joining us. We’re excited to be back at CAGNY to update you on our business performance. I’m going to quickly recap our 2019 results, discuss our commitment to responsibility and provide an update on our evolution to a noncombustible future. Billy Gifford, our Chief Financial Officer, will then discuss our core tobacco businesses and adjacent assets.

Before we begin, we ask that you carefully review the Safe Harbor Statement in today’s presentation and the Forward-Looking and Cautionary Statements section in today’s press release. These documents are available on altria.com along with reconciliations and further explanations of the non-GAAP financial measures we discuss today.

2019 was a dynamic year in the tobacco industry. Adult tobacco consumer migration to noncombustible tobacco products accelerated and the regulatory landscape continued to evolve. And while this adult consumer movement has created volatility within each individual category, the total tobacco space remains quite stable. In fact, over the last five years, total tobacco volumes have only decreased by approximately 1% on a compounded annual basis.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Altria is the leader in the U.S. tobacco industry and we’ve built a strong platform designed to continue our leadership into the future. We have consistently delivered strong adjusted earnings, with adjusted diluted earnings per share (EPS) growth of 10.4% over the last five years on a compounded annual basis.

While cigarette volumes have attracted much attention over the past year, we believe it’s also important to focus on profitability and margin expansion. Our core tobacco businesses provide significant profit growth and cash generation - enabling us to invest in our noncombustible portfolio and return cash to our shareholders. Since 2014, our core smokeable and smokeless tobacco products segments have grown their combined adjusted operating companies income (OCI) by 6.2% on a compounded annual basis. And, they’ve expanded their combined adjusted operating companies income margins by over 10 percentage points.

We’ve also returned a significant amount of the cash generated by our core tobacco businesses to shareholders in the form of dividends and share repurchases. In fact, over the last five years, we’ve paid approximately 25 billion dollars in dividends, repurchased over seven billion dollars in shares and have grown the dividend by over 10% on a compounded annual basis. We expect to continue rewarding our shareholders through a strong dividend and we remain committed to our dividend payout ratio target of approximately 80% of adjusted diluted EPS.

We’re also investing in the future. We’ve built a diversified noncombustible business model to further our tobacco harm reduction goal. Our unmatched noncombustible platform includes:

•	USSTC - the most profitable moist smokeless tobacco company anchored by Copenhagen, the leading moist smokeless tobacco (MST) brand;

•	IQOS - the only U.S. Food and Drug Administration (FDA) authorized heated tobacco system;

•	on! - with the broadest portfolio of oral nicotine pouches; and

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

•	a strategic investment in JUUL, the leading e-vapor manufacturer.

We believe the foundation for tobacco harm reduction in the U.S. is firmly set. Adult tobacco consumers are increasingly seeking alternatives to combustible products. And we have a federal regulatory framework that has established pathways to bring new tobacco products to market and communicate about their relative risks. We recognize the importance of this opportunity and over the next 10 years, our Vision is to responsibly lead the transition of adult smokers to a noncombustible future.

To achieve our Vision, we will pursue a number of strategies, including:

•	leading the industry in operating responsibly and preventing underage use of adult products;

•	developing and expanding our portfolio of FDA-authorized, noncombustible products and actively converting adult smokers to them;

•	maximizing the profitability of our combustible products while appropriately balancing investments in Marlboro and funding the growth of our noncombustible portfolio; and

•	seizing leadership in the external environment through communications, engagement, science-based policy and regulatory solutions.

We’ve learned over the years that operating responsibly must be our number one priority and it’s foundational to how we do business. In the late 1990s, our license to operate was threatened as youth smoking rates hit record levels. We responded by launching a comprehensive youth smoking prevention effort, which along with complementary actions by many other stakeholders, helped lower youth smoking rates to generational lows. In fact, the latest Monitoring the Future study estimates youth smoking rates to be 3.7% in 2019, an 87% reduction from its 1997 peak.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Twenty years later, the tobacco industry is once again at a crossroads with the youth vaping epidemic. Drawing from our experience, we know that trust and credibility are essential to the future of the industry. We must build credibility through our actions and earn our license to operate every day. We also know that we cannot accomplish our Vision alone, and that tobacco harm reduction simply cannot be achieved if underage tobacco prevention is not a priority for all stakeholders.

We championed legislation to raise the legal age of purchase for tobacco products to 21 at the state and federal levels and are pleased with the recent congressional action to enact Tobacco 21 nationwide. We believe this is essential to reducing youth tobacco use, especially within the e-vapor category. Additionally, we announced last year at CAGNY our plan to spend an incremental $100 million dollars towards underage tobacco prevention over the next several years. Over the last year, we’ve:

•	created a new retailer trade program to reward responsible retailing through age validation technology at the point of purchase;

•	supported retailer compliance with Tobacco 21 laws through training and “Move to 21” signage kits; and

•	funded the expansion of our Success 360 prevention and cessation partners programming into new geographies and beyond middle schools into high schools.

The concepts of tobacco harm reduction and youth tobacco prevention are directly linked, and we remain steadfastly committed to both as we lead the adult smoker transition to noncombustible products.

We have invested in the three most promising noncombustible product platforms - e-vapor, heated tobacco and oral tobacco. We recognized that no single product would likely satisfy all adult smokers looking for alternatives and believe our diversified model allows us to meet adult consumers where they are going and invest appropriately to support their migration and conversion.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

As we discussed in our last earnings call, we’re disappointed by the 2019 performance of our JUUL investment. We believe the recent agreement with JUUL better positions both companies for future success. We continue to expect the Federal Trade Commission (FTC) to complete its review in the first half of this year.

We continue to believe that the e-vapor category holds promise for harm reduction. The growth of the e-vapor category since 2017 illustrates the willingness of adult smokers to try these products, and JUUL in particular has been highly successful at moving adult smokers away from cigarettes.

We’re quickly approaching the May 2020 deadline for all e-vapor manufacturers to submit Pre-market tobacco application (PMTA) filings to the FDA. As we’ve previously stated, the PMTA standard sets a high bar that requires a manufacturer to submit significant scientific data that demonstrate their product is “appropriate for the protection of public health.” We think such a standard is warranted and is one of the reasons we originally supported this tobacco regulatory framework.

We believe it is important to preserve e-vapor as an alternative for adult smokers in the future, and that the category needs:

•	a market ultimately consisting solely of FDA authorized products;

•	clear FDA marketing guidelines and ongoing post-market surveillance to help ensure that products do not reach unintended audiences;

•	pro-active regulatory enforcement against noncompliant manufacturers and new entrants trying to avoid pre-market regulatory requirements; and

•	uniform rules and regulations that apply to all e-vapor types, manufacturers and retail trade classes.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

While pod-based products have received much of the recent attention from the media and FDA, we believe the 2019 National Youth Tobacco Survey highlights the need for uniform rules, regulations and enforcement across all e-vapor products. In the latest survey, over a third of youth e-vapor users report using vapor devices other than pod-based products, including refillable tanks, mod systems and disposables. These systems were excluded from FDA’s recent ENDS guidance but are still subject to the May 2020 PMTA filing deadline.

Additionally, underage tobacco prevention needs to be a focus for all retail trade channels, as similar numbers of youth users reported sourcing their e-vapor products from convenience stores and vape shops. We’re hopeful that all parties will meet this urgent call to action so that we can successfully reduce underage vaping.

In the meantime, we believe we’re well-positioned for future success with our oral tobacco portfolio and exclusive license for IQOS in the U.S. We believe adult smokers are looking for alternatives to cigarettes beyond just the e-vapor category. While many adult smokers have used e-vapor products to transition away from cigarettes, third-party research indicates that approximately 40% of current U.S. adult smokers have tried, but ultimately rejected e-vapor products. When you combine this data with the current challenges in the e-vapor market, we believe this is the opportune time to expand IQOS and on!. We believe that these products could be satisfying alternatives for adult smokers who have rejected e-vapor, and we’re excited about our commercialization plans for these brands.

Let’s start with IQOS, which has been available in the Atlanta and Richmond markets for five months and three months, respectively. Our IQOS team is testing a variety of approaches in these markets to learn how to best convert adult smokers and apply these learnings to efficiently scale our efforts.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

The key learning from our lead markets is that IQOS is resonating with adult smokers. We’re focused on the consumer journey from awareness to conversion, and we’re encouraged that many adult smokers have found relevance in the IQOS proposition of real tobacco, less odor and no ash.

Let’s take a deeper look at our consumer journey framework by reviewing the metrics we’ve achieved to date in the Atlanta market. We’re using multiple channels to generate adult smoker awareness for IQOS, including paid media, communications using our adult tobacco consumer database, and retail touchpoints at both our boutiques and trade partner stores. After just a few months in market, we have 40% brand awareness among adult smokers in the area. To put this in context, IQOS awareness is nine points higher than adult smoker awareness of the recent Marlboro Smooth Ice cigarette expansion.

We have a number of unique consumer touchpoints to drive engagement and trial in Atlanta. Our flagship boutiques and nearby kiosks are designed to generate adult smoker awareness and provide them with the opportunity to engage fully with the brand. IQOS mobile infrastructure, which includes pop-ups and pods, allows the IQOS team to meet adult smokers in different locations, such as at events or outside retail stores. IQOS Corners, which are setup within select retail stores, engage adult smokers where they normally purchase their cigarettes. Finally, we have a network of over 100 trained IQOS experts who can provide guided trials across these and other locations.

Through our early marketing efforts, we’ve found that more than half of adult smokers who engaged with IQOS continue to the guided trial process. We know that guided trial is critical for explaining how to use the IQOS device, its non-health benefits and its taste profile.

We’re encouraged that more than half of adult smokers who tried IQOS have ultimately purchased the product. The early adult consumer profile shows that IQOS is appealing to a wide variety of age cohorts.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

In fact, over half of the adult smokers who purchased IQOS are ages 21-39. Nearly three-quarters of purchasers are male, which is consistent with Philip Morris International’s (PMI) early international results, though based on this early data it appears that we have an opportunity to better connect with female adult smokers looking for alternatives.

We’ve found that some engagement channels are more successful than others at generating purchase among competitive adult smokers. Specifically, we’re encouraged that our IQOS expert network has resulted in a greater percent of purchases from competitive adult smokers, especially Newport adult smokers.

We’ve received valuable feedback from Atlanta and Richmond and are excited to apply these learnings to our next lead market in Charlotte beginning in April.

Charlotte is a growing metropolitan region with a pro harm reduction legislative environment. In fact, North Carolina is one of four states that’s enacted legislation to lower excise tax rates for products that receive a modified risk claim from the FDA. Our Charlotte expansion will include several enhancements from our earlier launches. Specifically:

•	a more disruptive retail fixture to drive awareness and trial;

•	the use of more mobile retail touchpoints to broaden our reach among competitive adult smokers; and

•	a centrally located boutique with a smaller footprint allowing for guided trial throughout the store.

Finally, we are encouraged that PMI will be submitting a supplemental PMTA in the coming months for IQOS 3. The upgraded device charges more quickly than the currently authorized 2.4 device, which should address some of the consumer feedback concerning the charging time. PMI’s modified risk

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

application for the IQOS 2.4 device remains pending with the FDA and we remain optimistic about its authorization.

Turning to on!, we completed the transaction last August and in less than six months we’ve started production in our Richmond, Virginia manufacturing facility. This remarkable turnaround time is a testament to our talented manufacturing teams and the Burger Group employees, who facilitated a fast and efficient knowledge transfer. Our Richmond manufacturing center is a state-of-the-art, FDA compliant facility that’s a key competitive advantage to our success as an enterprise. We believe our ability to seamlessly fold the production of on! within the facility provides significant cost efficiencies. As we have previously stated, we expect to have annualized capacity of 50 million cans by mid-year and 75 million cans by the end of the year.

We’re also introducing new packaging for on!. The new can design has a cleaner look and enhances the visibility of the nicotine strength indicator.

on! has an unparalleled product portfolio of 35 skus - seven flavor varieties across five nicotine strengths. We believe the on! proposition can appeal to all adult tobacco consumers and that the breadth of nicotine strengths and flavors is a significant competitive advantage.

In fact, we recently completed research in support of the on! PMTA that provides strong evidence of its appeal to adult smokers. In the study, adult smokers and dippers used on! for six weeks after a screening and trial period. These consumers were provided the product in various nicotine levels and flavor varieties. At the end of the study, more than a quarter of the adult smokers completely switched to on! products and over 70% of the adult dippers did the same. Additionally, we observed that women were just as likely as men to switch to on! at the end of the study. While these results must be considered in the

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

context of study limitations, the data illustrate the promise offered by on! and support our belief that various nicotine levels and flavor options are important to adult tobacco consumers looking to switch to potentially less harmful products.

The adult smoker opportunity for on! is also illustrated by our consumer data collection at retail. Based on our analysis of adult tobacco purchases in a large convenience chain, cigarette smokers were a higher percentage of first time on! buyers as compared to first time Zyn buyers.

As a reminder, on! is currently distributed in three of the top five convenience store chains by smokeless volume, with plans to be in all five by the end of the first quarter. We will also be enhancing on!’s visibility at retail by merchandising the product using premium fixture space.

Finally, we’re on track to file PMTAs for the on! portfolio in May and believe that our total application will make a compelling case to FDA that the broad on! portfolio is appropriate for the protection of public health. It is well documented that noncombustible oral tobacco products have lower or non-detectable levels of many of the harmful and potentially harmful constituents found in combustible cigarettes. Because on! products are tobacco free, they have even lower levels of these constituents, commonly referred to as HPHCs, than traditional oral tobacco products such as snus.  For example, here we compare the HPHC levels for the popular on! mint-flavored pouches containing 4 mg of tobacco-derived nicotine against the General Snus products, which have been granted both market orders and authorization to be marketed with a reduced risk claim.  As shown on the slide, the on! product has significantly lower HPHCs versus the General products. We’re excited about the results of our PMTA research and we’re looking forward to finalizing our submission in the coming months.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

As we illustrated with on!, robust retail data collection provides tremendous insights into our business and is just one of the many benefits we’ve received from our sales and distribution transformation efforts. Altria Group Distribution Company (AGDC) is a world-class sales organization with over sixteen hundred employees and strong relationships with the nation’s leading tobacco retailers. We believe AGDC can quickly adapt to the changing business environment and is able to effectively and responsibly support the broad commercialization of new noncombustible platforms such as IQOS and on!. AGDC’s data driven approach allows our sales force to efficiently prioritize in-store activities to deliver maximum value to all our tobacco operating companies.

Our companies have a strong legacy of leadership in traditional tobacco categories, with highly profitable premium products and iconic brands. And while we expect to continue our leadership position in these categories, we recognize that adult tobacco consumers are demanding alternatives. The efforts to advance our vision will require investments from our core tobacco businesses, which Billy will now discuss.

Remarks by Billy Gifford
Thanks, Howard. This afternoon, I’m going to discuss the excellent 2019 results of our core tobacco businesses and their plans to compete in the coming year. Then, I’ll provide an update on our adjacent assets and capital allocation before turning it back over to Howard.

Let’s begin with a review of the macro-economic factors that impact the adult tobacco consumer.
The U.S. economy remained strong in 2019 with unemployment averaging 3.7% for the full year. Consumer confidence and housing starts remained high and essentially unchanged from their 2018 levels. We believe adult tobacco consumers will continue to benefit from the economic improvement but will remain somewhat cautious regarding their future financial situation.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

In the cigarette category, we believe that despite elevated industry volume declines in 2019, cigarette fundamentals remain solid. First, cigarette prevalence trends for adult smokers remained consistent with previous years.

Second, we estimate that 2019 U.S. cigarette category volumes declined by 5.5% when adjusted for trade inventory movements and other factors. Adjusted volume declines peaked in the second quarter with a 6% year over year reduction but moderated thereafter and declined by only 4.5% in the fourth quarter. The fourth quarter improvement in cigarette category volumes coincided with a sequential slowdown in the e-vapor category.

We continue to believe that increased adult smoker movement to e-vapor and high levels of exclusive e-vapor category usage were the primary drivers of the accelerated decline rate over the past year. Our estimates of the secular decline rate and price elasticity are unchanged. We expect cigarette industry volumes to remain dynamic in 2020 in light of ongoing e-vapor category developments and implementation of the federal Tobacco 21 law. Taking these factors into account, we estimate that full-year 2020 adjusted cigarette industry volumes will decline in a range of 4% to 6%.

Third, category price changes at retail over the last 20 years have remained relatively stable. As a reminder, cigarette retail pricing is influenced by various factors, such as manufacturer pricing, excise taxes, and changes in trade margins. Except for disruptive excise taxes, adult smokers typically observe modest annual retail price increases. In 2019, total cigarette industry retail prices increased approximately 4%, a slight increase from the recent historical pattern.

For those investors concerned about the discount segment growth, total discount segment retail share was 24.2% in 2019, up 0.4 from its 2018 level. Since 2001, we have observed discount segment retail share to

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

be in range of 23% to 26% of the total cigarette category, with fluctuations on an annual basis. We believe historical increases in annual discount share were due to several factors, including excise tax increases, distribution pushes from smaller manufacturers and changes in retailer strategies. However, we believe these increases reflected a short-term retail share focus and were not sustainable due to limited manufacturer profitability in the deep discount segment and overarching adult smoker preferences for premium branded products. We will, however, continue to monitor dynamics in the discount segment.

As for our core tobacco businesses, 2019 was an exceptional year. Our core tobacco business strategy is to maximize profitability over time while maintaining a focus on our category leading brands, Marlboro and Copenhagen. We’re very pleased with our performance in 2019, and especially proud of our people supporting the core every day. Despite the challenging external environment, our people were highly engaged and delivered outstanding business results.

Last year, our smokeable products segment increased adjusted OCI by 8.6% and increased its adjusted OCI margins to 54.5%.

PM USA uses a revenue growth management framework, which enables the operating company to more efficiently allocate promotional resources across geographies and packings. The approach leverages our leading retail trade programs, robust consumer data collection and advanced data analytic capabilities.

Marlboro’s category leading retail share was 43.1% in 2019. Marlboro’s share was stable, and its equity and relevance continue to be supported by product expansions, packaging innovation and digital loyalty and trade programs.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Last month, PM USA expanded Marlboro Bold Ice, which brings together a bold tobacco flavor with a cool menthol taste. Bold Ice will further enhance Marlboro’s menthol offerings and is available nationally in the innovative reseal pack.

The Marlboro Rewards program is resonating with adult smokers and driving visits to Marlboro.com. Over two and half million loyal Marlboro adult smokers have enrolled in the program, entering two hundred million pack codes since it launched early last year.

In discount, PM USA’s strategy is to profitably compete within the branded discount segment. Our primary discount brand is L&M, and we continue to be pleased with its increasing profitability over time. We also refreshed the Chesterfield brand last year to serve as a complementary discount offering focused on older adult smokers.

Our smokeless products segment also delivered strong adjusted OCI growth of nearly 10% and increased its adjusted OCI margins by three percentage points to 71.7%. USSTC also uses revenue growth management to more efficiently allocate its promotional resources across geographies, brands and styles.

Copenhagen continues to be the leading MST brand, and its 2019 performance was highlighted by the opening of the Original Snuff Shop in Nashville. USSTC is excited about its latest innovation for the brand, Copenhagen Packs. We’ve heard from adult dippers over the years that they liked the convenience of pouched products but didn’t want to sacrifice the taste of a long cut experience. We had these consumers in mind when we designed Packs, which has a softer, more permeable pouch that allows for better manageability and long-lasting flavor. Available in the popular Wintergreen flavor, adult dippers have described Copenhagen Packs as, “the perfect mix between long cut and a pouch” and like the increased size of Packs versus traditional pouches.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Beginning with our first quarter 2020 results, we expect to rename the smokeless products financial reporting segment to the oral tobacco products segment. It will include the financial results, volume and retail share performance from our MST and Snus products as well as on! oral nicotine pouches.

Before closing the discussion of our core tobacco businesses, I would like to acknowledge the accomplishments of our regulatory and science teams. Our teams have engaged with the FDA on the substantial equivalence, or SE, process for cigarettes and smokeless tobacco for a decade, and more recently for our cigar business. It began slowly, but we continued to work constructively with the FDA and our success rate steadily improved. Through the end of 2019, we’ve received more than 270 market orders for our core cigarette and smokeless products.

In cigars, we believe John Middleton is the best positioned cigar manufacturer to navigate the regulatory environment. Middleton has been proactively engaging with the FDA and was the first cigar manufacturer to receive a market order following the August 2016 deeming date. In fact, Middleton has already received premarket authorization for over eighty percent of its volume and intends to submit SE applications for the vast majority of its remaining volume by the May deadline.

We’re extremely proud of our long history of leadership within the cigarette, cigar and MST categories. And we believe we’re well-positioned to continue our success into the future with our iconic brands, world-class manufacturing facilities and talented employee base. Our core businesses have a critical role to play in achieving our new vision, and we believe that they will continue to deliver outstanding results.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Turning to our complementary alcohol assets, our investment in ABI and our Ste. Michelle business contributed over $900 million dollars to our 2019 pre-tax adjusted income. We value their diverse income streams and they have served us well over time.

In cannabis, the industry remains in nascent stages across the globe and we are very excited about the opportunity for Cronos to position itself for future leadership. We believe their asset-light strategy is prudent, especially given the current oversupply challenges that face many of the other Canadian licensed producers. We view Cronos as a long-term strategic investment for Altria. To support our investment, we have provided consulting services to Cronos for several projects.

In the United States, we support the federal legalization of cannabis under an appropriate regulatory framework, and we intend to work with policy makers and regulators to establish a responsible operating environment.

Moving to our balance sheet, we remain committed to maintaining an investment grade credit rating. We believe our balance sheet is strong and that our current debt load is quite manageable. Our net debt to earnings before income taxes, depreciation and amortization (EBITDA) ratio was 2.3 times as of December 31st, and our weighted average coupon rate decreased during the year to 4.2% by year-end. As we have done in the past, we intend to steadily grow our EBITDA and further strengthen our credit metrics over time.

We remain committed to our 80% dividend payout ratio target and we have consistently rewarded our shareholders with a strong and growing dividend. In fact, 2019 marked our 54th dividend increase in the past 50 years.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Additionally, our businesses generate significant cash flow. We’ve produced about $1 billion of cash annually in excess of our dividend payments, which provides flexibility to invest strategically in the business, finance debt maturities and repurchase shares.

We entered 2020 with $500 million remaining in our currently authorized share repurchase program and we intend to complete the program by the end of this year.

Now turning to guidance, we reaffirm our 2020 adjusted diluted EPS guidance of $4.39 to $4.51. This range represents a growth rate of 4% to 7% from our adjusted diluted EPS base of $4.22 in 2019. The assumptions behind our guidance range are unchanged from the ones we described in our recent earnings call. We also maintain our compounded annual adjusted diluted EPS growth objective of 4% to 7% for the years 2020 through 2022.

We are excited about our 2020 plans and the opportunities to grow our portfolio of noncombustible products. I’ll now turn it back over to Howard for closing remarks.

Remarks by Howard Willard
Thanks, Billy.  Before closing, I’d like to take a moment to recognize our people. We’re a relatively small organization, especially considering the profitability of our businesses. Our employees didn’t miss a beat in 2019 and they understand where we’re headed as a company. Their resolve and collective experience underpin my confidence in our ability to achieve the vision we’ve laid out today.

To conclude, we believe we are the best-positioned company to navigate through the current U.S. tobacco environment. The current price to earnings multiple of our stock reflects investor uncertainty about our ability to succeed in the future. For context, the last time we traded at these levels was in 2008 and 2009.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

During that time, investors were concerned about our ability to succeed as a domestic-only cigarette company, with cigarette volumes under pressure from a federal excise tax increase and increasing consumer migration to moist smokeless tobacco.

We responded to those challenges by continuing to maximize our smokeable businesses and investing in fast growing segments of the tobacco category. This platform served us quite well and we’ve delivered significant income growth and shareholder returns over the last decade.

Today, we face a different set of challenges, but believe we have the right strategies, products and people to continue delivering outstanding results. We have a strong and resilient core business, and we are once again investing in growth opportunities with IQOS, on! and our stake in JUUL. In this pivotal moment, we can make more progress on harm reduction in the next 10 years than we have in the past 50. We intend to seize this opportunity and over these next 10 years, we will invest in our business and in our people to responsibly lead the transition to a noncombustible future and propel us forward as the leader in the next chapter in U.S. tobacco.

We appreciate your attention and interest in Altria. We’ll be happy now to take your questions.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Altria’s Profile
Altria’s wholly owned subsidiaries include Philip Morris USA Inc. (PM USA), U.S. Smokeless Tobacco Company LLC (USSTC), John Middleton Co. (Middleton), Sherman Group Holdings, LLC and its subsidiaries (Nat Sherman), Ste. Michelle Wine Estates Ltd. (Ste. Michelle) and Philip Morris Capital Corporation (PMCC). Altria owns an 80% interest in Helix Innovations LLC (Helix). Altria holds equity investments in Anheuser-Busch InBev SA/NV (ABI), JUUL Labs, Inc. (JUUL) and Cronos Group Inc. (Cronos).
The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and on!®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission.
More information about Altria is available at altria.com and on the Altria Investor app, or follow Altria on Twitter, Facebook and LinkedIn.

Forward-Looking and Cautionary Statements
This presentation contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this presentation are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and September 30, 2019. These factors include the following:

•
unfavorable litigation outcomes, including risks associated with adverse jury and judicial determinations, courts and arbitrators reaching conclusions at variance with our, our subsidiaries’ and our investees’ understanding of applicable law, bonding requirements in the jurisdictions that do not limit the dollar amount of appeal bonds, and certain challenges to bond cap statutes;

•	government, including FDA, and private sector actions that impact adult tobacco consumer acceptability of, or access to, tobacco products;

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

•	the growth of the e-vapor category and other innovative tobacco products contributing to reductions in cigarette and smokeless tobacco product consumption levels and sales volume;

•	tobacco product taxation, including lower tobacco product consumption levels and potential shifts in adult consumer purchases as a result of federal and state excise tax increases;

•	the failure by our tobacco and wine subsidiaries to compete effectively in their respective markets;

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our tobacco and wine subsidiaries’ continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult consumers (including, where appropriate, through arrangements with, and investments in third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases;

•	changes, including in economic conditions that result in adult consumers choosing lower-priced brands;

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the unsuccessful commercialization of adjacent products or processes by our tobacco subsidiaries and investees, including innovative tobacco products that may reduce the health risks associated with current tobacco products and that appeal to adult tobacco consumers;

•	significant changes in price, availability or quality of tobacco, other raw materials or component parts;

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the risks related to the reliance by our tobacco subsidiaries on a few significant facilities and a small number of key suppliers, including an extended disruption at a facility or of service by a supplier;

•	required or voluntary product recalls as a result of various circumstances such as product contamination or FDA or other regulatory action;

•	the failure of our information systems or service providers’ information systems to function as intended, or cyber-attacks or security breaches;

•	unfavorable outcomes of any government investigations of Altria, our subsidiaries or our investees;

•	a successful challenge to our tax positions;

•
the risks related to our and our investees’ international business operations, including failure to prevent violations of various United States and foreign laws and regulations such as laws prohibiting bribery and corruption;

•	our inability to attract and retain the best talent due to the impact of decreasing social acceptance of tobacco usage and tobacco control actions;

•	the adverse effect of acquisitions, investments, dispositions or other events on our credit rating;

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

•	our inability to acquire attractive businesses or make attractive investments on favorable terms, or at all, or to realize the anticipated benefits from an acquisition or investment;

•
the risks related to disruption and uncertainty in the credit and capital markets, including risk of access to these markets both generally and at current prevailing rates which may adversely affect our earnings or dividend rate or both;

•	impairment losses as a result of the write down of intangible assets, including goodwill;

•	the risks related to Ste. Michelle’s wine business, including competition, changes in adult consumer preferences, unfavorable changes in grape supply and governmental regulations;

•
the adverse effects of risks encountered by ABI in its business, foreign currency exchange rates and ABI’s stock price on our equity investment in ABI, including on our reported earnings from and carrying value of our investment in ABI and the dividends paid by ABI on the shares we own;

•
the risks related to our inability to transfer our equity securities in ABI until October 10, 2021, and, if our ownership percentage decreases below certain levels, the adverse effects of additional tax liabilities, a reduction in the number of directors that we have the right to have appointed to the ABI board of directors, and our potential inability to use the equity method of accounting for our investment in ABI;

•	the risk of challenges to the tax treatment of the consideration we received in the ABI/SABMiller plc business combination and the tax treatment of our equity investment;

•
the risks related to our inability to obtain antitrust clearance required for the conversion of our non-voting JUUL shares into voting shares in a timely manner or at all, including the resulting limitations on our rights with respect to our investment in JUUL;

•
the risks generally related to our investments in JUUL and Cronos, including our inability to realize the expected benefits of our investments in the expected time frames, or at all, due to the risks encountered by our investees in their businesses, such as operational, compliance and regulatory risks at the international, federal, state and local levels, including actions by the FDA, and adverse publicity; potential disruptions to our investees’ management or current or future plans and operations; domestic or international litigation developments, government investigations, tax disputes or otherwise; and impairment of our investments;

•
the risks related to our inability to acquire a controlling interest in JUUL as a result of standstill restrictions or to control the material decisions of JUUL, restrictions on our ability to sell or otherwise

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

transfer our shares of JUUL until December 20, 2024, and non-competition restrictions for the same time period;

•	the risks related to any decrease of our percentage ownership in JUUL, including the loss of certain of our governance, consent, preemptive and other rights; and

•	the risks, including criminal, civil or tax liability for Altria, related to Cronos’s or Altria’s failure to comply with applicable laws, including cannabis laws.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures
Altria’s management reviews OCI (which is defined as operating income before general corporate expenses and amortization of intangibles), OCI margins and diluted EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items may include, for example, restructuring charges, asset impairment charges, acquisition-related costs, equity investment-related special items (including any changes in fair value for the equity investment and any related warrants and preemptive rights), certain tax items, charges associated with tobacco and health litigation items, and resolutions of certain nonparticipating manufacturer (NPM) adjustment disputes under the Master Settlement Agreement (such dispute resolutions are referred to as NPM Adjustment Items). Altria’s management does not view any of these special items to be part of Altria’s underlying results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results.
Altria’s management also reviews average cash after dividends, which is defined as the as the average of the net cash provided by operating activities with certain adjustments as shown in the reconciliation below. Average cash after dividends is a measure of Altria’s performance and is not a liquidity measure.
Altria’s management believes that adjusted financial measures provide useful additional insight into underlying business trends and results, and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with generally

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

accepted accounting principles (GAAP) and may not be calculated the same as similarly titled measures used by other companies. These adjusted financial measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of historical adjusted financial measures to corresponding GAAP measures are provided below.
Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted above. Altria’s management cannot estimate on a forward-looking basis the impact of these items on its reported diluted EPS because these items, which could be significant, may be unusual or infrequent, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance.
Notwithstanding the foregoing, Altria expects to record per share charges in 2020 of $0.05 of tax expense resulting from the Tax Cuts and Jobs Act related to a tax basis adjustment to Altria’s ABI investment. These charges are excluded from Altria’s full-year adjusted diluted EPS guidance for 2020.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results
($ in millions, except per share data)

	Earnings (losses) before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings(Losses)	Net Earnings (Losses) Attributable to Altria	Diluted EPS
For the year ended December 31, 2019
Reported	$766	$2,064	$(1,298)	$(1,293)	$(0.70)
ABI-related special items	(354)	(74)	(280)	(280)	(0.15)
Tobacco and health litigation items	77	19	58	58	0.03
Asset impairment, exit, implementation and acquisition-related costs	331	62	269	269	0.15
Impairment of JUUL equity securities	8,600	—	8,600	8,600	4.60
Cronos-related special items	928	288	640	640	0.34
Tax items	—	99	(99)	(99)	(0.05)
2019 Adjusted for Special Items	$10,348	$2,458	$7,890	$7,895	$4.22

For the year ended December 31, 2014
Reported	$7,774	$2,704	$5,070	$5,070	$2.56
NPM Adjustment Items	(90)	$(34)	(56)	(56)	(0.03)
Asset impairment, exit, integration and acquisition-related costs	21	7	14	14	0.01
Tobacco and health litigation items	44	16	28	28	0.01
SABMiller special items	25	8	17	17	0.01
Loss on early extinguishment of debt	44	16	28	28	0.02
Tax items	2	16	(14)	(14)	(0.01)
2014 Adjusted for Special Items	$7,820	$2,733	$5,087	$5,087	$2.57

Adjusted diluted EPS CAGR 2014-2019					10.4%

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable and Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2019	2014	Compounded Annual Growth Rate
Smokeable products net revenues	$21,996	$21,939
Excise taxes	(5,166)	(6,416)
Smokeable products revenues net of excise taxes	$16,830	$15,523

Smokeless products net revenues	$2,367	$1,809
Excise taxes	(127)	(138)
Smokeless products revenues net of excise taxes	$2,240	$1,671

Combined smokeable and smokeless products revenues net of excise taxes	$19,070	$17,194

Smokeable products reported OCI	$9,009	$6,933
NPM Adjustment Items	—	(43)
Asset impairment, exit and implementation costs	92	(6)
Tobacco and health litigation items	72	27
Smokeable products adjusted OCI	$9,173	$6,911

Smokeless products reported OCI	$1,580	$1,062
Asset impairment, exit, implementation and acquisition-related costs	26	(1)
Smokeless products adjusted OCI	$1,606	$1,061

Combined smokeable and smokeless products adjusted OCI	$10,779	$7,972	6.2%

Combined smokeable and smokeless products adjusted OCI margins[1]	56.5%	46.4%
Combined smokeable and smokeless products adjusted OCI margin change (2019 vs. 2014)	10.1pp

Note: As a result of the January 1, 2018 adoption of Accounting Standards Update (“ASU”) No. 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU No. 2017-07”), certain prior-year operating companies income amounts have been restated.

[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2019	2018	Change
Net revenues	$21,996	$22,297
Excise taxes	(5,166)	(5,585)
Revenues net of excise taxes	16,830	16,712

Reported OCI	$9,009	$8,408
NPM Adjustment Items	—	(145)
Asset impairment, exit and implementation costs	92	83
Tobacco and health litigation items	72	103
Adjusted OCI	9,173	8,449	8.6%
Adjusted OCI margins [1]	54.5%	50.6%	3.9 pp
[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2019	2018	Change
Net revenues	$2,367	$2,262
Excise taxes	(127)	(131)
Revenues net of excise taxes	$2,240	$2,131

Reported OCI	$1,580	$1,431
Asset impairment, exit, implementation and acquisition-related costs	26	23
Tobacco and health litigation items	—	10
Adjusted OCI	$1,606	$1,464	9.7%
Adjusted OCI margins [1]	71.7%	68.7%	3.0 pp
[1] Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020

Altria Group, Inc. and Consolidated Subsidiaries, Ratio of Net Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)[1]
($ in millions)
Twelve Months Ended December 31, 2019
Consolidated Net Earnings (Losses)	$(1,298)
Equity earnings and noncontrolling interests, net	(1,721)
Impairment of JUUL equity securities	8,600
Loss on Cronos-related financial instruments	1,442
Dividends from less than 50% owned affiliates	396
Provision for income taxes	2,064
Depreciation and amortization	226
Asset impairment and exit costs	159
Interest and other debt expense, net	1,280
Consolidated EBITDA [1]	$11,148

Current portion of long-term debt	$1,000
Long-term debt	27,042
Total Debt [2]	28,042
Cash and cash equivalents [3]	2,117
Net Debt [4]	$25,925

Net Debt / Consolidated EBITDA	2.3
[1] Reflects the term “Consolidated EBITDA” as defined in Altria’s senior unsecured revolving credit agreement.
[2] Reflects total debt as presented on Altria’s Consolidated Balance Sheet at December 31, 2019.
[3] Reflects cash and cash equivalents as presented on Altria’s Consolidated Balance Sheet at December 31, 2019.
[4] Reflects total debt, less cash and cash equivalents at December 31, 2019

Altria Group, Inc. and Consolidated Subsidiaries, Cash Flow
($ in millions)
	Full Year ended December 31,
	2019	2018	2017	2016	2015
Net cash provided by operating activities [1]	$7,837	$8,391	$4,901	$3,826	$5,859
Net cash (used in) provided by investing activities	(2,398)	(12,988)	(467)	3,708	(15)
Proceeds from short-term borrowings	—	12,800	—	—	—
Proceeds from long-term debt - initial investment in Cronos	1,831	—	—	—	—
Dividends paid on common stock	(6,069)	(5,415)	(4,807)	(4,512)	(4,179)
Cash after dividends	$1,201	$2,788	$(373)	$3,022	$1,665

Average cash after dividends	$1,661
1 As a result of the January 1, 2018 adoption of ASU No. 2016-18 Statement of Cash Flows (Topic 230): Restricted Cash , prior-year net cash provided by operating activities has been restated.

Source: Altria Group, Inc.

Remarks by Altria’s Chairman and CEO and Altria's Vice Chairman and Chief Financial Officer at CAGNY Conference, February 19, 2020